Exhibit 10.1

Loan and Security Agreement

Borrower:	Biolase, Inc.
Address:	4 Cromwell
Irvine, California 92618

Date:	October 28, 2019

THIS LOAN AND SECURITY AGREEMENT is entered into on the above date between PACIFIC MERCANTILE BANK (“Lender”), whose address is 949 South Coast Drive, 3rd Floor, Costa Mesa, CA 92626, and the borrower(s) named above (jointly and severally, the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1.	LOANS.

1.1 Loans. Lender will make loans to Borrower (the “Loans”), in amounts not to exceed the limits shown on the Schedule (the “Credit Limit”), subject to the provisions of this Agreement and subject to deduction of such Reserves as Lender deems proper from time to time in its Good Faith Business Judgment.

1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the interest rate shown on the Schedule. Accrued interest shall be payable monthly for each month on the first day of the following month, and shall be debited to Borrower’s Deposit Account maintained with the Lender designated by Borrower (or as selected by Lender in the absence of such a designation). Borrower shall at all times maintain sufficient funds in said Deposit Account to enable payment of all interest and other sums to be so paid to Lender by such debit.

1.3 Overadvances. If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations exceeds the Credit Limit (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Lender, without notice or demand. Without limiting Borrower’s obligation to repay to Lender the amount of any Overadvance, Borrower agrees to pay Lender interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

1.4 Fees. Borrower shall pay Lender the fees shown on the Schedule, which are in addition to all interest and other sums payable to Lender and are not refundable.

1.5 Loan Requests. To obtain a Loan, Borrower shall make a request to Lender by facsimile or telephone. Loan requests received after 10:30 AM Pacific Time will be deemed made on the next Business Day. Lender may rely on any telephone request for a Loan given by a person whom Lender believes is an authorized representative of Borrower, and Borrower will indemnify Lender for any loss Lender suffers as a result of that reliance.

1.6 Conditions. The making of the first disbursement of any Loan is subject to the satisfaction of the following conditions precedent, which Borrower agrees to satisfy within two Business Days after the date hereof unless Lender otherwise waives or consents in writing: (i) all filings have been completed that are necessary or advisable to perfect the security interest of Lender in the Collateral, including without limitation filings in the United States Copyright Office and United States Patent and Trademark Office, (ii) all documents relating to this Agreement have been executed and delivered, (iii) Lender has confirmed to its satisfaction that there has been no Material Adverse Change since the date of the last financial statements provided to Lender prior to the date hereof, (iv) UCC and other searches deemed necessary by Lender have been completed and the results thereof are satisfactory to Lender, (v) no Default or Event of Default has occurred and is continuing, and (vi) all other matters relating to the Loan have been completed to Lender’s satisfaction (including, without limitation, any conditions precedent set forth in Section 8 of the Schedule).

Pacific Mercantile Bank	Loan and Security Agreement

1.7 Exim Guarantee. To facilitate the financing of Eligible Accounts hereunder, Borrower and Lender are seeking to have the Exim Bank agree to guarantee the Loans made under this Agreement, pursuant to a Master Guarantee Agreement, Loan Authorization Agreement and (to the extent applicable) Delegated Authority Letter Agreement (collectively, the “Exim Guarantee”). If, at any time after the Exim Guarantee has been entered into by Lender, for any reason other than due to any action or inaction of Borrower under the Exim Guarantee, (a) the Exim Guarantee shall cease to be in full force and effect, or (b) if the Exim Bank declares the Exim Guarantee void or revokes any obligations thereunder or denies liability thereunder, and any Overadvance results from either of the foregoing, Lender shall provide notice of such Overadvance to Borrower, and Borrower shall immediately pay the amount of the excess to Lender. If, at any time after the Exim Guarantee has been entered into by Lender, for any reason other than the one described in the foregoing sentence, (x) the Exim Guarantee shall cease to be in full force and effect, or (y) the Exim Bank declares the Exim Guarantee void or revokes any obligations thereunder or denies liability thereunder, any such event shall constitute an Event of Default under this Agreement. Nothing in any confidentiality agreement in this Agreement or in any other agreement shall restrict Lender’s right to make disclosures and provide information to the Exim Bank as required in connection with the Exim Guarantee.

1.8 Exim Borrower Agreement. Borrower shall execute and deliver a Borrower Agreement, in the form specified by the Exim Bank, in favor of Lender and the Exim Bank, together with an amendment thereto, if applicable, as approved by the Exim Bank to conform certain terms of such Borrower Agreement to the terms of this Agreement (as amended, the “Exim Borrower Agreement”). When the Exim Borrower Agreement is entered into by Borrower and the Exim Bank and delivered to Lender, this Agreement shall be subject to all of the terms and conditions of the Exim Borrower Agreement, all of which are hereby incorporated herein by this reference. From and after the time Borrower and the Exim Bank have entered into the Exim Borrower Agreement and delivered the same to Lender, Borrower expressly agrees to perform all of the obligations and comply with all of the affirmative and negative covenants and all other terms and conditions set forth in the Exim Borrower Agreement as though the same were expressly set forth herein. In the event of any conflict between the terms of the Exim Borrower Agreement (if then in effect) and the other terms of this Agreement, whichever terms are more restrictive shall apply. Borrower acknowledges and agrees that it has received a form of the Loan Authorization Agreement which is referred to in the Exim Borrower Agreement. If the Exim Borrower Agreement is entered into by Borrower and the Exim Bank and delivered to Lender, Borrower agrees to be bound by the terms of the Loan Authorization Agreement, including, without limitation, by any additions or revisions made prior to its execution on behalf of Exim Bank. Upon the execution of the Loan Authorization Agreement by Exim Bank and Lender, it shall become an attachment to the Exim Borrower Agreement. Borrower shall reimburse Lender for all fees and all out of pocket expenses incurred by Lender with respect to the Exim Guarantee and the Exim Borrower Agreement, including without limitation all facility fees and usage fees, and Lender is authorized to debit any of Borrower’s deposit accounts with Lender for such fees, costs and expenses when paid by Lender.

2. SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Lender a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce Lender to enter into this Agreement and to make Loans, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations will continue to be true (except to the extent that such representation or warranty relates to a particular date), and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations (other than inchoate indemnification obligations to the extent no claim giving rise thereto has been asserted) have been paid and performed in full, unless Lender otherwise consents in writing:

3.1 Corporate Existence and Authority. Borrower is, and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would reasonably be expected to result in liability on the part of Borrower in excess of $10,000. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are not subject to

Pacific Mercantile Bank	Loan and Security Agreement

any consents, which have not been obtained, (iii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iv) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument, which is binding upon Borrower or its property, and (v) do not constitute grounds for acceleration of any indebtedness or obligations in excess of $50,000 in the aggregate, under any agreement or instrument which is binding upon Borrower or its property.

3.2 Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names, as of the date hereof. Borrower shall give Lender 30 days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name.

3.3 Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give Lender at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $50,000 fair market value of Equipment and Inventory is located.

3.4 Title to Collateral; Perfection; Permitted Liens.

(a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower, and except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. The Collateral now is and will remain free and clear of any and all Liens and adverse claims, except for Permitted Liens. Lender now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Lender and the Collateral against all claims of others.

(b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts as of the date hereof, and Borrower will give Lender five Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to Lender a control agreement in form sufficient to perfect Lender’s security interest in the Deposit Account and otherwise satisfactory to Lender in its Good Faith Business Judgment. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.

(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify Lender thereof in writing and provide Lender with such information regarding the same as Lender shall request. Such notification to Lender shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Lender, and Borrower shall execute and deliver all such documents and take all such actions as Lender shall request in connection therewith.

(d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises as to which Borrower is a tenant or in which any third party has an interest, Borrower shall, whenever requested by Lender, use commercially reasonable efforts to cause the landlord or such third party to execute and deliver to Lender, in form acceptable to Lender, such waivers and subordinations as Lender shall specify in its Good Faith Business Judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

(e) Except as disclosed in the Representations, Borrower is not a party to, nor is it bound by, any license or other agreement that is important for the conduct of Borrower’s business and that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property important for the conduct of Borrower’s business.

(f) Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Change.

Pacific Mercantile Bank	Loan and Security Agreement

3.5 Maintenance of Collateral. Borrower will maintain the Inventory in good and merchantable condition and maintain all other tangible Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Lender in writing of any loss or damage to the Collateral exceeding $50,000.

3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address books and records, which are complete and accurate in all material respects, and comprise an accounting system in accordance with GAAP.

3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with GAAP, and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated (except for non-compliance with FAS 123R in monthly financial statements, and, in the case of interim financial statements, for the lack of footnotes and subject to year-end adjustments). Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Change.

3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Lender in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency. Borrower shall concurrently execute and deliver to Lender an IRS Form 8821, Tax Information Authorization, and Borrower shall maintain the same in full force and effect throughout the term of this Agreement.

3.9 Compliance with Law.

(a) Borrower has, to the best of its knowledge, complied, and will in the future comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters, except where the failure to do so would not reasonably be expected to result in liability on the part of Borrower in excess of $10,000. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to result in liability on the part of Borrower in excess of $10,000.

(b) Borrower is not in violation and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC or as otherwise published from time to time. Neither Borrower, nor to the knowledge of Borrower, any director, officer, employee, agent, affiliate or representative thereof, (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has its assets located in a Sanctioned Entity, (iii) derives revenues from investments in, or transactions with a Sanctioned Person or a Sanctioned Entity or (iv) is owned or controlled by a Sanctioned Entity or a Sanctioned Person.

(c) Borrower is in compliance with, and will continue to comply with, all applicable Anti-Terrorism Laws. Borrower does not deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs. Borrower is not any of the following (each a “Blocked Person”): (i) a Person that is prohibited pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC’s list of Specially Designated Nationals and Blocked Persons; (ii) a Person that is owned or controlled by, or that owns or controls any Person described in (i) above; or (iii) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Pacific Mercantile Bank	Loan and Security Agreement

(d) Borrower shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224, (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act, or any other Anti-Terrorism Law, and the Borrower shall deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming Borrower’s compliance with this Section, (iv) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or the European Union including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (v) engage in any business or activity in violation of the Trading with the Enemy Act.

3.10 Litigation. As of the date hereof, there is no claim, suit, litigation, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) involving any claim against Borrower of more than $50,000. Borrower will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any claim against Borrower of more than $50,000.

3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for Borrower’s working capital and only for purposes specified in the Exim Borrower Agreement. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.” Borrower will not use the proceeds of the Loans for any purpose prohibited by the Exim Borrower Agreement.

3.12 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

3.13 Borrower Agreement. Borrower will comply with all terms of the Exim Borrower Agreement. If any provision of the Exim Borrower Agreement conflicts with any provision contained in this Agreement, the more strict provision, with respect to the Borrower, will control.

3.14 Terms of Sale. Borrower will, if required by Exim Bank or Lender, cause all sales of products on which the Loans are based to be supported by one or more irrevocable letters of credit in an amount and of matter, naming a beneficiary and issued by a financial institution acceptable to Lender.

4.	ACCOUNTS.

4.1 Representations Relating to Accounts. Borrower represents and warrants to Lender as follows: Each Account with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower’s business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.

4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Lender as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects, and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

4.3 Schedules and Documents relating to Accounts. Borrower shall deliver to Lender transaction reports and schedules of collections, as provided in the Schedule, on Lender’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Lender’s security interest and other rights in all of Borrower’s Accounts, nor shall Lender’s failure to advance or lend against a specific Account affect or limit Lender’s security interest and other rights therein. If requested by Lender, Borrower shall furnish Lender with copies (or, at Lender’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Lender an aged accounts receivable trial balance as provided in the Schedule. In addition, Borrower shall deliver to Lender, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

Pacific Mercantile Bank	Loan and Security Agreement

4.4 Lockbox. Except as otherwise set forth below, Borrower shall, prior to disbursement of any Loans, and at all times thereafter, immediately deposit any funds received by Borrower from any source (including without limitation all proceeds of Accounts and all other Collateral) into a cash collateral account at Lender in Borrower’s name (the “Cash Collateral Account”), over which Lender shall have exclusive and unrestricted access. Borrower shall, prior to disbursement of any Loans, and at all times thereafter, direct its Account Debtors to mail or deliver all checks or other forms of payment for amounts owing to Borrower to a post office box designated by Lender (the “Lockbox”), over which Lender shall have exclusive and unrestricted access. Prior to disbursement of any Loans, Borrower shall establish the Lockbox, and thereafter Borrower shall at all times maintain the Lockbox with Lender in accordance with the terms hereof. Except for funds deposited into the Cash Collateral Account, all funds received by Borrower from any source shall immediately be directed to the Lockbox. Lender shall collect the mail delivered to the Lockbox, open such mail, and endorse and credit all items to the Lockbox. All funds flowing through the Lockbox shall automatically be transferred to the Cash Collateral Account. Borrower shall direct all customers or other persons owing money to Borrower who make payments by electronic transfer of funds to wire such funds directly to the Cash Collateral Account. Borrower shall hold in trust for Lender all amounts that Borrower receives despite the directions to make payments to the Cash Collateral Account, and immediately deliver such payments to Lender in their original form as received from the payor, with proper endorsements for deposit into the Cash Collateral Account. Borrower irrevocably authorizes Lender to transfer to the Cash Collateral Account any funds that have been deposited into any other accounts or that Lender has received by wire transfer, check, cash, or otherwise. Lender shall have all right, title and interest in all of the items from time to time held in the Cash Collateral Account and their proceeds. Neither Borrower nor any person claiming through Borrower shall have any right or control over the use of, or any right to withdraw any amount from, the Cash Collateral Account, which shall be under the sole control of Lender. Lender may apply amounts held in the Cash Collateral Account to the outstanding balance of the Obligations on a daily basis. Lender may from time to time in its discretion make Loans to Borrower to cover checks or other items or charges that Borrower has drawn or made against its operating account (the “Operating Account”) or to cause payment of amounts due under the Loan Documents. Borrower authorizes Lender to make such Loans from time to time by means of appropriate entries of credits to the Operating Account sufficient to cover any such charges then presented, such Loans to be subject to the terms of this Agreement as though made pursuant to a request from Borrower.

4.5. Exceptions. Notwithstanding the provisions of Section 4.4, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Lender the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year).

4.6 Disputes. Borrower shall notify Lender promptly of all disputes or claims in excess of $5,000 individually, which relate to any Accounts. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions, which are reported to Lender on the regular reports provided to Lender; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit.

4.7 Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Lender, and immediately notify Lender of the return of the Inventory.

4.8 Verification. Lender may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Lender or such other name as Lender may choose, and Lender or its designee may, at any time, notify Account Debtors that it has a security interest in the Accounts.

4.9 No Liability. Lender shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Lender be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account.

Pacific Mercantile Bank	Loan and Security Agreement

5. ADDITIONAL DUTIES OF BORROWER.

5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2 Insurance.

5.2.1 Non-Exim. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Lender. All such insurance policies shall name Lender as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender and shall name Lender as additional insured with regard to liability coverage. Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its sole discretion, except that, provided no Default or Event of Default has occurred and is continuing, Lender shall release to Borrower insurance proceeds with respect to Equipment totaling less than $50,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. Lender may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies.

5.2.2 Exim. If required by Lender, Borrower will obtain, and pay when due all premiums with respect to, and maintain uninterrupted foreign credit insurance. In addition, Borrower will execute in favor of Lender an assignment of proceeds of any insurance policy obtained by Borrower and issued by Exim Bank insuring against comprehensive commercial and political risk (the “Exim Bank Policy”). The insurance proceeds from the Exim Bank Policy assigned or paid to Lender will be applied to the then balance outstanding under this Agreement. Borrower will immediately notify Lender and Exim Bank in writing upon submission of any claim under the Exim Bank Policy. Then Lender will not be obligated to make any further Loans to Borrower without prior approval from Exim Bank.

5.3 Reports. Borrower, at its expense, shall provide Lender with the written reports set forth in the Schedule, and such other written reports with respect to Borrower as Lender shall from time to time specify in its Good Faith Business Judgment.

5.4 Access to Collateral, Books and Records. At reasonable times, and on two Business Days’ notice, Lender, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. The foregoing inspections and audits shall be at Borrower’s expense and no more often than twice in any calendar year unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur, at Borrower’s expense, as often as Lender shall deem necessary. All such foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be Lender’s then current standard charge for the same, plus reasonable out-of-pocket expenses (including without limitation any additional costs and expenses of outside auditors retained by Lender). Absent an Event of Default having occurred and continuing, Lender may conduct more frequent inspections and audits, but not at Borrower’s expense.

5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Lender’s prior written consent (which shall be a matter of its Good Faith Business Judgment), do any of the following:

(i) merge or consolidate with another corporation or entity, except that a Borrower may merge into another Borrower with ten Business Days prior written notice to Lender;

(ii) acquire any assets, except in the ordinary course of business;

(iii) enter into any other transaction outside the ordinary course of business;

(iv) sell or transfer any Collateral (including by means of a division of a legal entity into two or more separate entities, including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law), except for (A) the sale of finished Inventory in the ordinary course of Borrower’s business, (B) the sale of obsolete or unneeded Equipment in the ordinary course of business, in an amount not more than $25,000 in any fiscal year, and (C) non-exclusive licenses of Intellectual Property in the ordinary course of business;

(v) store any Inventory or other Collateral with any warehouseman or other third party, unless there is in place an agreement by such warehouseman or other third party in favor of Lender in such form as Lender shall specify in its Good Faith Business Judgment;

(vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;

Pacific Mercantile Bank	Loan and Security Agreement

(vii) make any loans of any money or other assets or any other Investments, other than Permitted Investments;

(viii) create, incur, assume or permit to be outstanding any Indebtedness other than Permitted Indebtedness;

(ix) guarantee or otherwise become liable with respect to the obligations of another party or entity;

(x) pay or declare any dividends on Borrower’s stock (except for dividends payable solely in stock of Borrower), or make any distributions of money or other assets with respect to membership interests in Borrower or with respect to any equity or ownership interests in Borrower;

(xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock or other equity securities;

(xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or become an “investment company” within the meaning of the Investment Company Act of 1940;

(xiii) directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, and are on fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or

(xiv) reincorporate in another state;

(xv) change its fiscal year;

(xvi) create a Subsidiary;

(xvii) dissolve or elect to dissolve, except that a Borrower which is a wholly-owned Subsidiary of another Borrower may dissolve, with ten Business Day prior written notice to the Lender, if all of its assets are distributed to the Borrower which owns 100% of its stock;

(xviii) violate or fail to comply with any provision of the Exim Borrower Agreement or take an action, or permit any action to be taken, that cause, or could be expected to cause, the Exim Guarantee to not be in full force and effect; or

(xix) agree to do any of the foregoing, unless such agreement provides that it is subject to the prior written consent of Lender.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default has occurred and is continuing, or would occur as a result of such transaction.

5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7 Notification of Changes. Borrower will give Lender written notice of any change in its executive officers within ten days after the date of such change.

5.8 Registration of Intellectual Property Rights.

(a) Borrower shall promptly give Lender written notice of any applications or registrations it files or obtains with respect to Intellectual Property filed with the United States Patent and Trademark Office or the United States Copyright Office, including the date of any such filing and the registration or application numbers, if any, and shall execute and deliver such documents and take such actions as are reasonably necessary or advisable in Lender’s Good Faith Business Judgment to perfect or reflect of record Lender’s security interest in the same, and to file the same in the United States Patent and Trademark Office or the United States Copyright Office, as the case may be.

(b) Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of the Intellectual Property that is material to Borrower, (ii) detect infringements of any material Intellectual Property, and (iii) not allow any material Intellectual Property to be abandoned, forfeited or dedicated to the public without the written consent of Lender, which shall not be unreasonably withheld.

(c) Lender shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 5.8 to take but which Borrower fails to take, after fifteen days’ notice to Borrower. Borrower shall reimburse and indemnify Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

Pacific Mercantile Bank	Loan and Security Agreement

5.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license or agreement in the future, Borrower shall: (i) provide written notice to Lender of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Lender to have a security interest therein, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

5.10 Further Assurances. Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may, in its Good Faith Business Judgment, deem necessary or useful in order to perfect and maintain Lender’s perfected first-priority security interest in the Collateral (subject only to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

6. TERM.

6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Sections 6.2 and 6.3 below.

6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective 20 days after written notice of termination is given to Lender; or (ii) by Lender at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Borrower or by Lender under this Section 6.2, or if all Obligations are automatically accelerated and become due and payable upon the commencement of any Insolvency Proceeding by Borrower or any Event of Default under Section 7.1(m) (each an “Automatic Acceleration”), then, in any such event, Borrower shall pay to Lender the termination fees with respect to the Loans set forth in Section 3 of the Schedule, all of which shall be due and payable on the effective date of termination or on any Automatic Acceleration (as the case may be), and the same shall thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of Lender’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that Lender may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Lender, nor shall any such termination relieve Borrower of any Obligation to Lender, until all of the Obligations have been paid and performed in full. Lender shall, at Borrower’s expense, release or terminate all financing statements and other filings in favor of Lender as may be required to fully terminate Lender’s security interests, provided that there are no suits, actions, proceedings or claims pending or threatened against any Person indemnified by Borrower under this Agreement with respect to which indemnity has been or may be sought, upon Lender’s receipt of the following, in form and content satisfactory to Lender: (i) cash payment in full of all of the Obligations and performance by Borrower of all non-monetary Obligations under this Agreement, (ii) written confirmation by Borrower that the commitment of Lender to make Loans under this Agreement has terminated, (iii) a general release of all claims against Lender, its officers, directors, agents, attorneys and Affiliates by Borrower relating to Lender’s performance and obligations under the Loan Documents, on Lender’s standard form, and (iv) an agreement by Borrower, and any new lender to Borrower to indemnify Lender for any payments received by Lender that are applied to the Obligations that may subsequently be returned or otherwise not paid for any reason.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Lender immediate written notice thereof:

(a) Any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or

(c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit; or

(d) Borrower shall fail to comply with any non-monetary Obligation which by its nature cannot be cured, or shall fail to comply with the provisions of Section 3.8 (titled “Tax Returns and Payments; Pension Contributions”), Section 4.4 (titled “Lockbox”), Section 5.2 (titled “Insurance”), Section 5.4 (titled “Access to Collateral, Books and Records”), Section 5.5 (titled “Negative Covenants”), Section 5 of the Schedule (titled “Financial Covenants”), Section 6 of the Schedule (titled “Reporting”), or Section 8 of the Schedule (titled “Additional Provisions”); or

Pacific Mercantile Bank	Loan and Security Agreement

(e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within five Business Days after the date due; or

(f) any Collateral becomes subject to any Lien (other than a Permitted Lien) which is not cured within five Business Days after the occurrence of the same; or

(g) any Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within five Business Days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a Lien on any of the Collateral, or if a notice of lien, levy, or assessment is filed of record with respect to any of the Collateral by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency;

(h) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(i) a default or event of default shall occur under any documents or agreements evidencing or relating to any Permitted Indebtedness which is not cured within any applicable cure period.

(j) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or

(k) a final, judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $100,000 shall be rendered against Borrower, and the same remain unsatisfied and unstayed for a period of 10 Business Days or more; provided, however, if any action to enforce such judgment(s) is commenced against Borrower or Borrower’s assets, the same shall constitute an immediate Event of Default hereunder; or

(l) Dissolution, termination of existence, temporary or permanent suspension of business, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any Insolvency Proceeding by Borrower; or

(m) the commencement of any Insolvency Proceeding against Borrower or any Guarantor, which is not cured by the dismissal thereof within 45 days after the date commenced; or

(n) revocation or termination of, or limitation or denial of liability upon, or default under, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of any Insolvency Proceeding by any Guarantor, or death of any Guarantor; or

(o) revocation or termination of, or limitation or denial of liability upon, or default under, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of any Insolvency Proceeding by or against any such third party; or

(p) Borrower makes any payment on account of any Subordinated Debt, other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits its subordination agreement; or

(q) a Change in Control shall occur; or

(r) there shall be a change in the President, Chief Executive Officer, or Chief Financial Officer of the Borrower, and such person is not replaced with another person acceptable to Lender in its Good Faith Business Judgment within 20 days thereafter, or two or more members of the Board of Directors of Borrower resign or are removed within any period of 90 days and are not replaced with other persons acceptable to Lender in its Good Faith Business Judgment within 20 days thereafter; or

(s) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(t) Any director, officer, or owner of 20% or more of the issued and outstanding common stock of Borrower is indicted for a felony offense under state or federal law, or Borrower hires an officer or has a director who has been convicted of any such felony offense, or a Person becomes an owner of at least 20% of the issued and outstanding common stock of Borrower who has been convicted of any such felony offense; or

(u) Borrower violates any covenant in the Exim Borrower Agreement which is not cured within five Business Days after the occurrence thereof; or

Pacific Mercantile Bank	Loan and Security Agreement

(v) the Exim Guarantee ceases for any reason to be in full force and effect, or if the Exim Bank declares the Exim Guarantee void or revokes any obligations under the Exim Guarantee; or

(w) a Material Adverse Change shall occur.

Lender may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation (except that all Obligations shall be automatically accelerated and due and payable upon the commencement of any Insolvency Proceeding by Borrower or any Event of Default under Section 7.1(m)); (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Lender without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Lender deems it necessary, in its Good Faith Business Judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Lender seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Lender retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Lender at places designated by Lender which are reasonably convenient to Lender and Borrower, and to remove the Collateral to such locations as Lender may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Lender shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Lender obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Lender shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Lender deems reasonable, or on Lender’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Lender may directly or through any Affiliate purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Lender to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Lender’s Good Faith Business Judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto; and (i) set off any of the Obligations against any general, special or other Deposit Accounts of Borrower maintained with Lender. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Lender’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional five percent per annum (the “Default Rate”).

7.3 Standards for Determining Commercial Reasonableness. Borrower and Lender agree that a sale or other disposition (collectively, “Sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) notice of the Sale is given to Borrower at least ten days prior to the Sale, and, in the case of a public Sale, notice of the Sale is published at least five days before the date of the Sale in a newspaper of general circulation in the county where the Sale is to be conducted; (ii) notice of the Sale describes the Collateral in general, non-specific terms; (iii) the Sale is conducted at a place designated by Lender, with or without the Collateral being present; (iv) the Sale commences at any time between 8:00 a.m. and 6:00 p.m; (v) payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) with respect to any Sale of any of the Collateral, Lender may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Lender shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

Pacific Mercantile Bank	Loan and Security Agreement

7.4 Investment Property. If a Default or an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, and distributions with respect to, Investment Property in trust for Lender, and Borrower shall deliver all such payments, proceeds and distributions to Lender, immediately upon receipt, in their original form, duly endorsed, to be applied to the Obligations in such order as Lender shall determine. Borrower recognizes that Lender may be unable to make a public sale of any or all of the Investment Property, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale thereof.

7.5 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Lender’s other rights and remedies, Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but Lender agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) execute on behalf of Borrower any documents that Lender may, in its Good Faith Business Judgment, deem advisable in order to perfect and maintain Lender’s security interest in the Collateral, or in order to exercise a right of Borrower or Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other Lien, or assignment or satisfaction of mechanic’s, materialman’s or other Lien; (c) take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Lender’s possession; (d) endorse all checks and other forms of remittances received by Lender; (e) pay, contest or settle any Lien and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) pay any sums required on account of Borrower’s taxes or to secure the release of any Liens therefor, or both; (h) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement; and (j) take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents; (k) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Lender without first obtaining Borrower’s approval of or signature to such modification by amending exhibits thereto, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (l) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Lender may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (k) and (l) above, regardless of whether an Event of Default has occurred. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Lender’s rights under the foregoing power of attorney or any of Lender’s other rights under this Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.

7.6 Application of Proceeds. All proceeds realized as the result of any Sale of the Collateral shall be applied by Lender first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If, Lender, in its Good Faith Business Judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any Sale of Collateral, Lender shall have the option, exercisable at any time, in its Good Faith Business Judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of the cash therefor.

7.7 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a secured party under the Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

Pacific Mercantile Bank	Loan and Security Agreement

7.8 Exim Direction. Upon the occurrence of an Event of Default, Exim Bank shall have right to (i) direct Lender to exercise the remedies specified in Section 7.2 and (ii) request that Lender accelerate the maturity of any other loans to Borrower.

7.9 Exim Notification. Lender has the right to immediately notify Exim Bank in writing if it has knowledge of any of the following events: (1) any failure to pay any amount due under this Agreement; (2) an Overadvance occurs; (3) any failure to pay when due any amount payable to Lender under any Loan owing by Borrower to Lender; (4) the filing of an action for debtor’s relief by, against or on behalf of Borrower; (5) any threatened or pending material litigation against Borrower, or any dispute involving Borrower. If Lender sends a notice to Exim Bank, Lender has the right to send Exim Bank a written report on the status of events covered by the notice every 30 days after the date of the original notification, until Lender files a claim with Exim Bank or the defaults have been cured (but no Loans may be required during the cure period unless Exim Bank gives its written approval). If directed by Exim Bank, Lender will have the right to exercise any rights it may have against the Borrower to demand the immediate repayment of all amounts outstanding under the Loan Documents.

8. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“this Agreement”, “the Loan Agreement” and “this Loan Agreement” mean collectively to this Loan and Security Agreement and the Schedule and all exhibits and schedules thereto, as the same may be modified, amended or restated from time to time by a written agreement signed by Borrower and Lender.

“Anti-Terrorism Laws” means (i) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act, as amended by the USA PATRIOT Act, (iii) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (v) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), (vi) any law enacted in the United States, Canada or any other jurisdiction in which any Borrower or any of its Subsidiaries operate prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), (vii) the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto, or (viii) any similar laws relating to terrorism or money laundering enacted in the United States, Canada or any other jurisdictions in which Borrower or any of its Subsidiaries operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“BL Subs” has the meaning given in Section 8(e) of the Schedule.

“Business Day” means a day on which Lender is open for business other than Saturday, Sunday or Federal holiday.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means: (i) [omitted]; or (ii) a transaction other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Lender in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

Pacific Mercantile Bank	Loan and Security Agreement

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Lender or cured within any applicable cure period.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Country Limitation Schedule” is as defined in the Exim Borrower Agreement.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 7.2 above.

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Domestic Subsidiary” means any wholly-owned (directly or indirectly) Subsidiary of Borrower that is not a Foreign Sub.

“Eligible Accounts” means Accounts and General Intangibles arising in the ordinary course of Borrower’s business from the sale of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, which Lender, in its Good Faith Business Judgment, shall deem eligible for borrowing meet all Borrower’s representations and warranties in Sections 4.1 and 4.2 and conform in all respects to the Exim Borrower Agreement, and either (a) are guaranteed by Exim Bank, less any deductible; (b) are supported by letter(s) of credit acceptable to Lender; (c) are FCIA insured in a manner acceptable to Lender, or (d) that Lender pre-approves in writing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Lender’s Good Faith Business Judgment, the following (the “Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account:

(i) the Account must not be outstanding for more than 90 days from its due date or 180 days from its invoice date (the “Eligibility Period”);

(ii) the Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor;

(iii) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale, bill and hold, sale on approval, or other terms pursuant to which payment by the Account Debtor may be conditional);

(iv) the Account must not be owing from an Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account), but if an Account is owing from an Account Debtor with whom Borrower has any dispute, the Account will not be Eligible under this clause (iv) only to the extent of the amount of the dispute;

Pacific Mercantile Bank	Loan and Security Agreement

(v) the Account must not be owing from an Affiliate of Borrower;

(vi) the Account must not be owing from an Account Debtor which is subject to any Insolvency Proceeding, or whose financial condition is not acceptable to Lender, or which, fails or goes out of a material portion of its business;

(vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Lender’s satisfaction, with the United States Assignment of Claims Act);

(viii) the Account must not be owing from an Account Debtor located outside the United States (unless pre-approved by Lender in its discretion in writing, or backed by a letter of credit satisfactory to Lender, or FCIA insured in a manner satisfactory to Lender or covered by the Exim Guarantee);

(ix) the Account must have been billed to the Account Debtor and must not represent deposits (such as good faith deposits) or other property of the Account Debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;

(x) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor);

(xi) the Account must not be subject to trust provisions, subrogation rights of a bonding company or other Person, or any statutory trust rights or claims, any retentions or holdbacks for completion or other claims;

(xii) the Account must not be owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of the Deferred Revenue);

(xiii) the Account must not be an Account arising from product returns and/or exchanges;

(xiv) the Account must not be an Account generated by the sale or provision of defense articles or services, subject to exceptions approved in writing by Exim Bank;

(xv) the Account must not be an Account that is due and payable from a military buyer, subject to exceptions approved in writing by Exim Bank;

(xvi) the Account must not be an Account that is due and payable from a foreign buyer located in a country with which Exim Bank is legally prohibited from doing business as set forth in the current Country Limitation Schedule (Note: If the Borrower has knowledge that an export to a country in which Exim Bank may do business, as set forth in the current Country Limitation Schedule, will be re-exported to a country with which Exim Bank is legally prohibited from doing business, the corresponding receivables (or a pro-rata portion thereof) are not eligible for inclusion in the borrowing base);

(xvii) the Account must comply with the requirements of the Country Limitation Schedule;

(xviii) the Account must not be an Account that arises from the sale of items that do not meet 50% U.S. Content (as defined in the Exim Borrower Agreement) requirements;

(xix) the Account must not be denominated in non-U.S. currency, unless pre-approved in writing by EX-IM Bank;

(xx) the Account must comply with the terms of sale as set forth by Exim Bank;

(xxi) the Account must not be an Account for which Lender or Exim Bank, each in its good faith business judgment, determines collection to be doubtful; and

(xxii) the Account must not be deemed to be ineligible by Exim Bank.

Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 20% of the total Accounts outstanding. In addition, if more than 20% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period or are otherwise not Eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing. Without limiting the generality of the foregoing, credit balances over 90 days from due date or 180 days from invoice date will be deducted in determining Eligible Accounts. Lender may, from time to time, in its Good Faith Business Judgment, revise the Minimum Eligibility Requirements, upon 30 days prior written notice to Borrower.

“Eligible Inventory” means Inventory consisting of finished goods, raw materials and work in process (less any Inventory reserves) of Borrower, located in the United States and (i) designated for a qualified Export Order and containing at least 50% U.S. Content and (ii) complies with the terms of the definition of Eligible Export-Related Inventory (as set forth in the Exim Borrower Agreement), valued at the lower of cost or market in accordance with GAAP.

Pacific Mercantile Bank	Loan and Security Agreement

“Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“Exim Bank” is the Export-Import Bank of the United States.

“Exim Borrower Agreement” is defined in Section 1.8.

“Exim Guarantee” is as defined in Section 1.7.

“Export Order” is a written export order or contract for the purchase by the buyer from the Borrower of any finished goods or services which are intended for export.

“Foreign Subs” has the meaning given in Section 8(f) of the Schedule.

“GAAP” means generally accepted accounting principles consistently applied, as in effect from time to time in the United States.

“General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Faith Business Judgment” means Lender’s business judgment, exercised honestly and in good faith and not arbitrarily.

“Guarantor” means any Person who has guaranteed, or in the future guarantees, any of the Obligations.

“including” means including (but not limited to).

“Indebtedness” means (a) all indebtedness created, assumed or incurred in any manner by Borrower representing money borrowed (including by the issuance of debt securities, notes, bonds debentures or similar instruments), (b) all indebtedness for the deferred purchase price of property or services, (c) the Obligations, (d) obligations and liabilities of any Person secured by a Lien or claim on property owned by Borrower, even though Borrower has not assumed or become liable therefor, (e) obligations and liabilities created or arising under any capital lease or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession or otherwise limited; (f) all obligations of Borrower on or with respect to letters of credit, bankers’ acceptances and other similar extensions of credit whether or not representing obligations for borrowed money; and (g) the amount of any Contingent Obligations.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use; and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other state, federal or other bankruptcy or insolvency law, now or hereafter in effect, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, readjustment of debt, dissolution or liquidation, or other relief.

“Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit, and including any returned goods and any documents of title representing any of the above.

Pacific Mercantile Bank	Loan and Security Agreement

“Investment” means any beneficial ownership interest in any Person (including stock, securities, partnership interest, limited liability company interest, or other interests), and any loan, advance or capital contribution to any Person, including the creation or capital contribution to a wholly-owned or partially-owned subsidiary)

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between Lender and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” means a material adverse effect on (i) the operations, business, prospects or financial condition of Borrower, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Lender’s security interest in the Collateral.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether arising under this Agreement, or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower’s debts owing to others, and any interest and other obligations that accrue after the commencement of an Insolvency Proceeding), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Other Property” means the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

“Overadvance” is defined in Section 1.3.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by Lender (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loans.

“Permitted Indebtedness” means:

(i) the Obligations;

(ii) Subordinated Debt;

(iii) Indebtedness existing on the date hereof in a total principal amount not in excess of $15,300,000;

(iv) trade payables incurred in the ordinary course of business;

(v) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(vi) capitalized leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $100,000 at any time outstanding, provided the amount of such capitalized leases and purchase money Indebtedness do not exceed, at the time they were incurred, the lesser of the cost or fair market value of the property so leased or financed with such Indebtedness;

(vii) Indebtedness owed to SWK Funding LLC pursuant to the SWK Credit Agreement;

Pacific Mercantile Bank	Loan and Security Agreement

(viii) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (iii) through (vi) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower.

“Permitted Investments” means:

(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, Lender’s certificates of deposit maturing no more than one year from the date of investment therein, and Lender’s money market accounts; Investments in regular deposit or checking accounts held with Lender or subject to a control agreement in favor of Lender;

(ii) Investments of a Borrower in another Borrower; and

(iii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business.

“Permitted Liens” means the following:

(i) purchase money security interests in specific items of Equipment;

(ii) leases of specific items of Equipment;

(iii) Liens for taxes not yet payable;

(iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(v) security interests being terminated substantially concurrently with this Agreement;

(vi) Liens incurred on deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance, social security and other like laws or to secure the performance of statutory obligations, in an aggregate amount not exceeding $50,000 at any time;

(vii) Liens of mechanics, materialmen, workers, repairmen, fillers and common carriers arising by operation of law for amounts that are not yet due and payable or which are being contested in good faith by Borrower by appropriate proceedings, in an aggregate amount not exceeding $25,000 at any time;

(viii) deposits or pledges of cash to secure leases arising in the ordinary course of business, in an aggregate amount not exceeding $50,000 at any time; and

(ix) Liens in favor of SWK Funding LLC that are subject to an Intercreditor Agreement, of approximate even date herewith, by and between Lender and SWK Funding LLC.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Prime Rate” means the variable rate of interest per annum, shown as the “prime rate” or “bank prime rate”, as published in the Wall Street Journal. If for any reason the Wall Street Journal does not publish a “prime rate” or “bank prime rate”, then the “Prime Rate” shall be such rate as Lender shall select in its Good Faith Business Judgment from time to time, which is reasonably comparable to the “prime rate” or “bank prime rate”, as published in the Wall Street Journal.

“Representations” means the written Representations and Warranties provided by Borrower to Lender referred to in the Schedule.

“Reserves” means, as of any date of determination, such amounts as Lender may from time to time establish and revise in its Good Faith Business Judgment, reducing the amount of Loans, and other financial accommodations which would otherwise be available to Borrower under the lending formulas provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in its Good Faith Business Judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Lender’s good faith belief that any Collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Lender is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

Pacific Mercantile Bank	Loan and Security Agreement

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a Person named on the OFAC-maintained list of “Specially Designated Nationals” (as defined by OFAC).

“Subordinated Debt” means unsecured Indebtedness which is in an amount and on terms acceptable to Lender in its Good Faith Business Judgment, and which is subordinated to the Obligations pursuant to a Subordination Agreement in such form as Lender shall specify in its Good Faith Business Judgment.

“Subsidiary” means, with respect to any Person, a Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“SWK Credit Agreement” means that that certain Credit Agreement, dated November 9, 2018, by and between Borrower and SWK Funding LLC, as amended from time to time.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9.	GENERAL PROVISIONS.

9.1 Application of Payments. All payments with respect to the Obligations may be applied, and in Lender’s Good Faith Business Judgment reversed and re-applied, to the Obligations, in such order and manner as Lender shall determine in its Good Faith Business Judgment. Lender shall not be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Lender in its Good Faith Business Judgment, and Lender may charge Borrower’s loan account for the amount of any item of payment which is returned to Lender unpaid. In computing interest on the Obligations, all Payments will be deemed received when received in immediately available funds, and if such immediately available funds are received after 1:00 PM Pacific Time on any day, they shall be deemed received on the next Business Day.

9.2 Increased Costs and Reduced Return. If Lender shall have determined, in its Good Faith Business Judgment after consultation with legal counsel, that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or governmental authority, or compliance by Lender with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to Lender (whether or not having the force of law) shall (i) subject the Lender to any tax, duty or other charge with respect to this Agreement or any Loan made hereunder, or change the basis of taxation of payments to Lender of any amounts payable hereunder (except for taxes on the overall net income of Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, Lender, or (iii) impose on Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to Lender of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by Lender, then, upon demand by Lender, the Borrower shall pay to Lender such additional amounts as will compensate the Lender for such increased costs or reductions in amount. All amounts payable under this Section shall bear interest from the date of demand by the Lender until payment in full to the Lender at the highest interest rate applicable to the Obligations. A certificate of the Lender claiming compensation under this Section, specifying the event herein above described and the nature of such event shall be submitted by the Lender to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and the Lender’s reasons for invoking the provisions of this Section, and the same shall be final and conclusive absent manifest error.

9.3 Charges to Accounts. Lender may, in its discretion, require that Borrower pay monetary Obligations in cash to Lender, or charge them to Borrower’s Loan account (in which event they will bear interest at the same rate applicable to the Loans), or any of Borrower’s Deposit Accounts maintained with Lender.

Pacific Mercantile Bank	Loan and Security Agreement

9.4 Monthly Accountings. Lender may provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Lender), unless Borrower notifies Lender in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed (i) to Borrower at the address shown in the heading to this Agreement, or (ii) to Lender at the address shown in the heading to this Agreement, or (iii) for either party at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.8 Waivers; Indemnity. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Lender and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Lender and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

9.9 Liability. NEITHER LENDER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE LIABLE FOR ANY CLAIMS, DEMANDS, LOSSES OR DAMAGES, OF ANY KIND WHATSOEVER, MADE, CLAIMED, INCURRED OR SUFFERED BY BORROWER OR ANY OTHER PARTY THROUGH THE ORDINARY NEGLIGENCE OF LENDER, OR ITS PARENT OR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS, BUT NOTHING HEREIN SHALL RELIEVE LENDER FROM LIABILITY FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NEITHER LENDER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOST PROFITS WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER ACT, OMISSION OR TRANSACTION.

9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Lender.

9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

Pacific Mercantile Bank	Loan and Security Agreement

9.12 Attorneys’ Fees and Costs. Borrower shall reimburse Lender for all reasonable attorneys’ and consultant’s fees (including without limitation those of Lender’s outside counsel and in-house counsel, and whether incurred before, during or after an Insolvency Proceeding), and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Lender, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Lender incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of any automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Lender’s security interest in, the Collateral; and otherwise represent Lender in any litigation relating to Borrower. If either Lender or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment from the non-prevailing party. All attorneys’ fees and costs to which Lender may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall release Borrower from its liability for the Obligations.

9.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.15 Limitation of Actions. Any claim or cause of action by Borrower against Lender, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Lender, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Lender, or on any other person authorized to accept service on behalf of Lender, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Lender in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

9.16 Section Headings; Construction; Signing. Section headings are only used in this Agreement for convenience. Borrower and Lender acknowledge that the headings may not describe completely the subject matter of the applicable section, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise. This Agreement may be executed and delivered by exchanging original signed counterparts, or signed counterparts by facsimile, pdf or other electronic means, or a combination of the foregoing, and this Agreement shall be fully effective if so executed and delivered.

9.17 Public Announcement. Borrower hereby agrees that Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use the Borrower’s name, tradenames and logos.

9.18 Confidentiality. Lender agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by Lender from the Borrower, which indicates that it is confidential or would reasonably be understood to be confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that Lender may disclose such information to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom Lender shall at any time be required to make such disclosure in accordance with applicable law, and provided, that the foregoing provisions shall not apply to disclosures made by Lender in its Good Faith Business Judgment in connection with the enforcement of its rights or remedies after an Event of Default. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of Lender relating to Borrower.

Pacific Mercantile Bank	Loan and Security Agreement

9.19 PATRIOT Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the names and addresses of each Borrower and each of its Subsidiaries and other information that will allow it to identify Borrower and each of its Subsidiaries in accordance with the USA PATRIOT Act.

9.20 Governing Law; Jurisdiction; Venue. This Agreement and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of the parties shall be governed by, and construed in accordance with, the internal laws (and not the conflict of laws rules) of the State of California. All disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement or the relationship between Borrower and Lender, and any and all other claims of Borrower against Lender of any kind, shall be brought only in a court located in Orange County, California, and each party consents to the jurisdiction of an such court and the referee referred to in Section 9.21 below, and waives any and all rights the party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding, including, without limitation, any objection to venue or request for change in venue based on the doctrine of forum non conveniens; provided that, notwithstanding the foregoing, nothing herein shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower consents to service of process in any action or proceeding brought against it by Lender, by personal delivery, or by mail addressed as set forth in this Agreement or by any other method permitted by law.

9.21 Dispute Resolution. Any controversy, dispute or claim between the parties based upon, arising out of, or in any way relating to: (i) this Agreement or any supplement or amendment thereto; or (ii) any other present or future instrument or agreement between the parties hereto; or (iii) any breach, conduct, acts or omissions of any of the parties hereto or any of their respective directors, officers, employees, agents, attorneys or any other person affiliated with or representing any of the parties hereto; in each of the foregoing cases, whether sounding in contract or tort or otherwise (a “Dispute”) shall be resolved exclusively by judicial reference in accordance with Sections 638 et seq. of the California Code of Civil Procedure (“CCP”) and Rules 3.900 et seq. of the California Rules of Court (“CRC”), subject to the following terms and conditions. (All references in this section to provisions of the CCP and/or CRC shall be deemed to include any and all successor provisions.)

(a) The reference shall be a consensual general reference pursuant to CCP Sections 638 and 644(a). Unless the parties otherwise agree in writing, the reference shall be to a single referee. The referee shall be a retired Judge of the Los Angeles County or Orange County Superior Court (“Superior Court”) or a retired Justice of the California Court of Appeal or California Supreme Court. Nothing in this section shall be construed to limit the right of Lender, pending or after the appointment of the referee, to seek and obtain provisional relief from the Superior Court or such referee, or any other court in a jurisdiction in which any Collateral is located or having jurisdiction over any Collateral, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such term is defined in CCP Section 1281.8).

(b) Within fifteen (15) days after a party gives written notice in accordance with this Agreement to all other parties to a Dispute that the Dispute exists, all parties to the Dispute shall attempt to agree on the individual to be appointed as referee. If the parties are unable to agree on the individual to be appointed as referee, the referee shall be appointed, upon noticed motion or ex parte application by any party, by the Superior Court in accordance with CCP Section 640, subject to all rights of the parties to challenge or object to the appointment, including without limitation the right to peremptory challenge under CCP Section 170.6. If the referee (or any successor referee) appointed by the Superior Court is unable, or at any time becomes unable, to serve as referee in the Dispute, the Superior Court shall appoint a new referee as agreed to by the parties or, if the parties cannot agree, in accordance with CCP Section 640, which new referee shall then have the same powers, and be subject to the same terms and conditions, as the predecessor referee.

(c) Venue for all proceedings before the referee, and for any Superior Court proceeding for the appointment of the referee, shall be exclusively within the County of Orange, State of California. The referee shall have the exclusive power to determine whether a Dispute is subject to judicial reference pursuant to this section. Trial, and all proceedings and hearings on dispositive motions, conducted before the referee shall be conducted in the presence of, and shall be transcribed by, a court reporter, unless otherwise agreed in writing by all parties to the proceeding. The referee shall issue a written statement of decision, which shall be subject to objections of the parties pursuant to CRC Rule 3.1590 as if the statement of decision were issued by the Superior Court. The referee’s powers include, in addition to those set forth in CCP Sections 638, et seq., and CRC Rules 3.900 et seq., (i) the power to grant provisional relief, including without limitation, writ of attachment, writ

Pacific Mercantile Bank	Loan and Security Agreement

of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such term is defined in CCP Section 1281.8), and (ii) the power to hear and resolve all post-trial matters in connection with the Dispute that would otherwise be determined by the Superior Court, including without limitation motions for new trial, reconsideration, to vacate judgment, to stay execution or enforcement, to tax costs, and/or for attorneys’ fees. The parties shall, subject to the referee’s power to award costs to the prevailing party, bear equally the costs of the reference proceeding, including without limitation the fees and costs of the referee and the court reporter.

(d) The parties acknowledge and agree that (i) the referee alone shall determine all issues of fact and/or law in the Dispute, without a jury (subject, however, to the right of a party, pending or after the appointment of the referee, to seek and obtain provisional relief from the Superior Court or such referee, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such term is defined in CCP Section 1281.8)), (ii) the referee does not have the power to empanel a jury, (iii) the Superior Court shall enter judgment on the decision of the referee pursuant to CCP Section 644(a) as if the decision were issued by the Superior Court, (iv) the decision of the referee shall not be subject to review by the Superior Court, and (v) the decision of the referee, once entered as a judgment by the Superior Court, shall be binding, final and conclusive, shall have the full force and effect of a judgment of the Superior Court, and shall be subject to appeal to the same extent as a judgment of the Superior Court.

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Pacific Mercantile Bank	Loan and Security Agreement

9.22 Exim Borrower Agreement; Cross-Collateralization; Cross-Default; Conflicts. This Agreement and the Exim Borrower Agreement shall continue in full force and effect until all Obligations (other than inchoate indemnity obligations to the extent no claim giving rise thereto has been asserted) have been paid in full and Lender has no commitment to fund, and all rights and remedies under this Agreement and the Exim Borrower Agreement are cumulative. Without limiting the generality of the foregoing, all “Collateral” as defined in this Agreement and as defined in the Exim Borrower Agreement shall secure all Loans and all interest thereon, and all other Obligations. Any Event of Default under this Agreement shall also constitute an Event of Default under the Exim Borrower Agreement; and any Event of Default under the Exim Borrower Agreement shall also constitute an Event of Default under this Agreement. In the event Lender assigns its rights under this Agreement or the Exim Borrower Agreement and/or under any note evidencing the Loans, to any third party, including, without limitation, the Exim Bank, whether before or after the occurrence of any Event of Default, Lender shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the Exim Borrower Agreement and/or note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrower. Should any term of this Agreement conflict with any term of the Exim Borrower Agreement, the more restrictive term in such agreements shall govern Borrower.

9.23 Mutual Waiver of Jury Trial. LENDER AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS AGREEMENT, AND ALL OTHER TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.

Borrower:

Biolase, Inc.

By	/s/ John R. Beaver
Title EVP & CFO

Lender:

Pacific Mercantile Bank

By	/s/ Nick Valencia
Title VP R.M.

Schedule to

Loan and Security Agreement

Borrower:	Biolase, Inc.
Address:	4 Cromwell
Irvine, California 92618

Date:	October 28, 2019

This Schedule forms an integral part of the Loan and Security Agreement between PACIFIC MERCANTILE BANK and the above Borrower of even date (the “Loan Agreement”).

1.	CREDIT LIMIT

(Section 1.1):	An amount (the “Credit Limit”) not to exceed the lesser of $3,000,000 (the “Maximum Credit Limit”), or the sum of (a) and (b) below:

(a) 90% (an “Advance Rate”) of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above); plus

(b) 75% (an “Advance Rate”) of the amount of Borrower’s Eligible Inventory (as defined in Section 8 above), but in no event to exceed 60% of the principal amount of all outstanding Loans after giving effect to such Loan under this subclause (b). Loans under this subclause (b) are subject to Lender’s timely receipt of any Export Order relating to the request.

Notwithstanding the foregoing, until such time as the Capital Raise financial covenant is satisfied, the Maximum Credit Limit shall be $0.

Lender may, from time to time, adjust the Advance Rates, in its Good Faith Business Judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts, or other issues or factors relating to the Accounts or other Collateral or Borrower.

Pacific Mercantile Bank	Schedule to Loan and Security Agreement

2.	INTEREST.

Interest Rate (Section 1.2):

A rate equal to the Prime Rate in effect from time to time, plus 1.50% per annum, provided that the interest rate in effect on any day shall not be less than 6.0% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

3.	FEES (Section 1.4):

Loan Fee:	Exim Bank:	$52,500, payable concurrently herewith and each anniversary hereof.

	Lender:	$7,500, payable concurrently herewith.

Collateral Monitoring
Fee:	$500, per month, payable in arrears (prorated for any partial month at the beginning and at termination of the Loan Agreement).

Termination Fee:	An amount equal to (i) 1.0 % of the Maximum Credit Limit, if the effective date of termination is on or prior to the first anniversary of the date hereof and (ii) 0.0% of the Maximum Credit Limit, if the effective date of termination is after the first anniversary of the date hereof.

4.	MATURITY DATE

(Section 6.1):	October 28, 2021.

5.	FINANCIAL COVENANTS

(Section 5.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month (except as otherwise provided for below):

Liquidity:	Borrower shall maintain unrestricted cash at Lender plus unused availability under the Credit Limit in an amount equal to at least the Burn Rate.

As used herein, “Burn Rate” means Borrower’s net profit/net loss plus depreciation plus amortization plus stock-based compensation measured on a trailing three month basis commencing with the three month period ending September 30, 2019 and each rolling three month period ending thereafter.

Pacific Mercantile Bank	Schedule to Loan and Security Agreement

Capital Raise:	By December 31, 2019, Borrower shall have received net cash proceeds in the amount of at least $5,000,000 from the issuance of Borrower’s equity securities issued after the date hereof and such proceeds shall have been deposited in an account or accounts maintained with Lender.

6.	REPORTING.

(Section 5.3):

Borrower shall provide Lender with the following, all of which shall be in such form as Lender shall specify (Lender may, at its option, require Borrower to submit the following on a more frequent basis in the event that (i) an Event of Default occurs and is continuing, (ii) an Overadvance occurs and remaining outstanding or (iii) Lender determines in its sole discretion that there exists a material weakness in the Collateral or Lender’s security interest therein):

(a) Monthly borrowing base certificate within 15 days after the end of each calendar month, together with the documents and reports in subclauses (b) through (e) below);

(b) Monthly accounts receivable agings, aged by invoice date, with borrowing base certificate, within fifteen days after the end of each month;

(c) Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within fifteen days after the end of each month;

(d) Monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, within fifteen days after the end of each month;

(e)   Monthly perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Lender in its Good Faith Business Judgment, all within fifteen days after the end of each month;

(f) Monthly unaudited financial statements, as soon as available, and in any event within 30 days after the end of each month (“Monthly Financial Statements”);

(g)   Annual operating budgets and financial projections (including income statements, balance sheets and cash flow statements, by month) for (i) the upcoming fiscal year of Borrower within 30 days prior to such upcoming fiscal year-end of Borrower, and (ii) such periods and at such times as requested by Lender in its Good Faith Business Judgment;

Pacific Mercantile Bank	Schedule to Loan and Security Agreement

(h)   Annual financial statements, as soon as available, and in any event within 90 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Lender (the “Annual Financial Statements”);

(i) Each of the Monthly Financial Statements and the Annual Financial Statements shall be accompanied by Compliance Certificates, in such form as Lender shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such period and the date of such Certificate Borrower was in full compliance with all of the terms and conditions of the Loan Agreement, and no Default or Event of Default had occurred, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Lender shall request in its Good Faith Business Judgment, including, without limitation, a statement that at the end of such period there were no held checks;

(j) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems;

(k) such budgets, sales projections, operating plans or other financial information as Lender may reasonably request from time to time;

(l) [Intentionally Omitted]; and

(m) Borrower shall deliver all reports, certificates and other documents to Lender as provided in the Exim Borrower Agreement, including, without limitation, purchase orders and any other information that Lender and Exim Bank may reasonably request.

7.	BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Borrower Information Certificate dated July 22, 2019, previously submitted to Lender (the “Representations”) is true and correct as of the date hereof.

8.	ADDITIONAL PROVISIONS

(a)   Additional Conditions Precedent. In addition to any other conditions to the first disbursement of the Loans set forth in the Loan Agreement, the first disbursement of the Loans is subject to the following additional conditions precedent:

Pacific Mercantile Bank	Schedule to Loan and Security Agreement

(1) Exim Approval. Lender shall have received written approval from Exim Bank approving of this Agreement and the transactions contemplated herein.

(2)   Exim Guarantee. The Exim Guarantee from Exim Bank, as provided for in Section 1.7 of this Agreement, in favor of Lender shall have been issued and be in full force and effect. Throughout the term of the Loan Agreement, Borrower shall cause such Exim Guarantee to continue in full force and effect.

(3)   Exim Borrower Agreement. The Exim Borrower Agreement, as provided for in Section 1.8 of this Agreement, shall have been executed and be in full force and effect. Throughout the term of the Loan Agreement, Borrower shall cause such Exim Borrower Agreement to continue in full force and effect.

(4)   SWK Funding Intercreditor Agreement. SWK Funding LLC shall execute and deliver to Lender an Intercreditor Agreement in such form as Lender shall specify, including, without limitation, the priorities of SWK Funding and Lender in the Collateral. Throughout the term of this Loan Agreement, Borrower shall cause such Intercreditor Agreement to continue in full force and effect.

(b)  Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Lender’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: NONE. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Lender a subordination agreement on Lender’s standard form.

(c)   Deposit Accounts. Within 30 days after the date hereof, Borrower shall transfer all of its Deposit Accounts and investment accounts to Lender, and at all times thereafter Borrower shall maintain the foregoing with Lender. Within 30 days after the date hereof, Borrower shall cause any other banks or other institutions where its investment accounts, are maintained to enter into control agreements with Lender, in form and substance satisfactory to Lender in its Good Faith Business Judgment and sufficient to perfect Lender’s first-priority security interest in the same.

Pacific Mercantile Bank	Schedule to Loan and Security Agreement

(d)  Guaranty. Lender acknowledges that, so long as Borrower and the BL Subs comply with the representations, warranties and covenant regarding the BL Subs provided for in subclause (e) below, the BL Subs will not be required to provide a Guaranty. Unless otherwise requested by Lender in writing, Borrower’s Foreign Subs will not be required to provide a Guaranty.

(e)   Domestic Subsidiaries. Borrower represents and warrants that it has no partially-owned or wholly-owned Domestic Subsidiaries other than BL Acquisition Corp. and BL Acquisition II Inc. (collectively, the “BL Subs”). Borrower further represents and warrants that each of the BL Subs is inactive with little or no assets and that each BL Sub shall continue to be inactive with little or no assets throughout the term of this Agreement absent the prior written consent of Lender. Borrower covenants and agrees not to transfer any Collateral or assets to the BL Subs while this Agreement is in effect without the prior written consent of Lender.

(f)   Foreign Subsidiaries; Foreign Assets. Borrower represents and warrants that it has no partially-owned or wholly-owned Subsidiaries which are not Borrowers or Guarantors hereunder, except for Subsidiaries organized under the laws of a jurisdiction other than the United States or any state or territory thereof or the District of Columbia (“Foreign Subs”). Borrower may make Investments in the Foreign Subs, in an aggregate amount not to exceed the amount necessary to fund the current operating expenses of the Foreign Subs (taking into account their revenue from other sources); provided that (i) the total of such investments and loans in any fiscal year to all such Foreign Subs shall not exceed $250,000, and (ii) the total assets of the Foreign Subs combined shall not, at any time, exceed $10,000,000 in the aggregate. The foregoing shall constitute “Permitted Investments” for purposes of the Loan Agreement. Borrower covenants that (i) the total assets of the Foreign Subs combined (excluding intercompany obligations due from the Borrower), plus the total assets of Borrower located outside the United States (including without limitation deposits in foreign bank accounts) combined shall not, at any time, exceed $10,000,000 in the aggregate, and (ii) the total amount maintained by Borrower in foreign bank accounts shall not, at any time, exceed $1,500,000. Borrower shall not permit any of the assets of any of the Foreign Subs to be subject to any security interest, lien or encumbrance, and Borrower shall not agree with any other Person to restrict its ability to cause a Foreign Sub to grant any security interest in, or lien or encumbrance on, its assets.

Pacific Mercantile Bank	Schedule to Loan and Security Agreement

(g)   Insurance Endorsements. Within 60 days of the date hereof, Borrower shall deliver to Lender insurance endorsements adding Lender as a lenders loss payee on all property insurance policies and as an additional insured on all liability insurance policies, as required by Section 5.2 of the Loan Agreement.

(h)   Landlord Waivers and Bailee Agreements. Within 60 days of the date hereof, (i) as to those locations in which Borrower is currently a tenant or in which any third party has an interest in such Collateral and (ii) at Lender’s request, Borrower shall cause the landlord or such third party to execute and deliver to Lender, in form acceptable to Lender, such waivers and subordinations as Lender shall specify in its Good Faith Business Judgment.

[Signatures on Next Page]

Pacific Mercantile Bank	Schedule to Loan and Security Agreement

Borrower:		Lender:

Biolase, Inc.		Pacific Mercantile Bank

By	/s/ John R. Beaver	By	/s/ Nick Valencia
Title EVP & CFO		Title VP R.M.